Exhibit 10.6

EMPLOYMENT AGREEMENT (“Agreement”), dated as of March 27, 2012, by and between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and Todd Myers (“Executive”).

1. CAPACITY AND DUTIES

1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.

1.2 Capacity and Duties

(a) Executive shall serve as the Chief Operating Officer, U.S. Business Groups of Company, and shall have the duties, authority, and responsibilities commensurate with such position and such other duties and responsibilities appropriate for his position as may from time to time be specified by the Chief Executive Officer. Executive will be based in a home office in Lambertville, New Jersey; provided, however, Executive acknowledges and agrees that he will spend such time as reasonably necessary at Company’s offices in New York, New York and Rochester, New York. In addition, the parties recognize that travel to Company’s and its affiliates’ various other offices, and to other locations in furtherance of Company’s business, will be required in connection with the performance of Executive’s duties hereunder. Executive will report to the President and Chief Executive Officer, U.S. Business Groups of Company.

(b) Executive shall devote substantially full time efforts to the performance of Executive’s duties hereunder, making reasonable good faith attempts to further the business and interests of Company.

(c) Executive acknowledges that Company’s reputation is important in the continued success of its business, and agrees that he will not directly or indirectly defame or disparage Company or its officers, employees, or directors, or the Company’s products or services, in any manner; provided, however, that Executive may make such disclosures as may be required by law. Company acknowledges that Executive’s reputation is important to his continued success. Company agrees that neither it nor its executive officers and directors, will directly or indirectly defame or disparage Executive in any manner; provided, however, that Company may make such disclosures as may be required by law. The obligations under this Section 1.2(c) shall survive for a period of four years after the Termination Date (as defined below).

2. TERM OF EMPLOYMENT

2.1 Term. The term of Executive’s employment hereunder, for all purposes of this Agreement, shall commence on the date hereof and continue through and including the earliest to occur of (i) the date on which Executive dies or (ii) the date on which either Company or Executive terminates Executive’s employment for any reason (the “Termination Date”).

3. COMPENSATION

3.1 Base Compensation. As compensation for Executive’s services, Company shall pay to Executive base compensation in the form of salary (“Base Compensation”) in the amount of $250,000 per annum, to be retroactively applied to March 1, 2012. The salary shall be payable in periodic installments in accordance with Company’s regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. The Compensation Committee of the Board of Directors of Company (the “Board”) shall review Base Compensation periodically for the purpose of determining, in its sole discretion, whether Base Compensation should be increased but not decreased; provided, however, in connection with a general decrease in base compensation for its other executive officers Executive’s Base Compensation may be decreased in the same proportions as contemporaneous decreases in base compensation for other executive officers provided that Executive’s Base Compensation shall never be less than the amount that is 5% less than the highest amount of annual Base Compensation paid to him during the term of this Agreement and shall never be less than $250,000.

3.2 Performance Bonus. As additional cash compensation for the services rendered by Executive to Company, Executive shall be eligible to receive a target annual performance bonus as part of the Corporate Bonus Plan (“Performance Bonus”) of up to 40% of Base Compensation for fiscal 2012 and up to 50% of Base Compensation for subsequent fiscal years, payable in full at the same time as payment of other executive bonuses by Company in accordance with the terms of the Corporate Bonus Plan. The Performance Bonus award criteria and amount shall be those established on an annual basis by the Compensation Committee of the Board based upon (i) Company achievement of financial targets and (ii) Executive achievement of individual management objectives (failure to achieve which may result in cutbacks). No Performance Bonus will be due in the event that minimum award criteria established by the Compensation Committee are not met.

3.3 Retention Bonus. As additional cash compensation for the services rendered by Executive to Company, Executive shall be eligible to receive the following retention bonuses (each, a “Retention Bonus”): (a) $50,000, if Executive is employed by Company (or a successor in interest of Company) on June 30, 2013 (the “Fiscal 2013 Retention Bonus”), and (b) $50,000, if Executive is employed by Company (or a successor in interest of Company) on June 30, 2014 (the “Fiscal 2014 Retention Bonus”). Company shall pay to Executive each earned Retention Bonus in the first available pay period on or after the applicable Retention Bonus date; provided, however, in the event that a Change in Control (as defined below) occurs prior to June 30, 2013, the Fiscal 2013 Retention Bonus shall be deemed earned and paid to Executive within thirty (30) days of the Change in Control regardless of whether Executive remains employed by the successor in interest of Company on June 30, 2013; provided, further, to the extent that a Change in Control occurs prior to June 30, 2014, a prorated portion of the Fiscal 2014 Retention Bonus shall be paid to Executive within thirty (30) days of the Change in Control and the remaining portion shall be paid to Executive in the first available pay period on or after the applicable Retention Bonus date(s) if Executive remains employed by the successor in interest of Company on such Retention Bonus date(s). The prorated portion of the Fiscal 2014 Retention Bonus shall be calculated by multiplying the Fiscal 2014 Retention Bonus at the time of the Change in Control by a fraction, the numerator of which is the number of days elapsed in fiscal 2014 prior to the Change in Control and the denominator of which is 365.

3.4 Employee Benefits. Executive shall be entitled to participate in such of Company’s employee benefit plans and benefit programs as may from time to time be provided by Company for its senior executives generally. Company shall have no obligation, however, to maintain any particular program or level of benefits referred to in this Section 3.4 for its senior executives generally.

3.5 Vacation. Executive shall be entitled to twenty (20) days of paid vacation each calendar year. Any vacation days that are not taken in a given calendar year shall accrue and carry over from year to year, or be paid or lost, according to Company’s standard vacation policies. Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Chief Executive Officer in his or her sole and absolute discretion may determine, and is entitled to the same personal days and holidays provided to other senior executives of Company.

3.6 Expense Reimbursement. Company shall reimburse Executive for all reasonable and documented expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.

3.7 Withholding. All payments under this Agreement shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

3.8 Accounting Restatement

(a) In the event that Company is required to prepare an accounting restatement due to material non-compliance of Company with any financial reporting requirement related to a period during the term of this Agreement under the securities or other applicable laws (“Restatement”), for any reason including without limitation as a result of fraud, negligence, or intentional misconduct, whether by Executive or any other person(s), subject to Section 3.8(c) Executive shall reimburse Company for any Excess Payment (as defined below) received for the first annual accounting period covered by any individual Restatement and related later Restatements due to non-compliance with the same financial reporting requirement. For purposes of this Section 3.8, “Excess Payment” shall mean the positive difference, if any, between any Performance Bonus payment made to Executive and the payment that would have been made had the Performance Bonus been calculated based upon Company’s financial statements as restated. The portion of any Excess Payment retained by Executive net after taxes shall be repaid within ninety (90) days after Executive has been notified in writing of a Board determination described below, and the remainder of such Excess Payment, if any, shall be repaid within thirty (30) days of the date on which Executive is entitled to receive the benefit of a refund claim.

(b) In addition and subject to Section 3.8(c), Executive shall reimburse Company for the amount of the proceeds of sale by Executive of any performance-based equity incentive award, the vesting of which was determined in whole or in part upon meeting or exceeding specific performance targets relating to the financial results of Company for the period(s) covered by the Restatement, that would not have been met based upon the financial results as restated, and any such award held by Executive that has vested but remains unsold shall be forfeited. The portion of any Excess Payment retained by Executive net after taxes shall be repaid within ninety (90) days after Executive has been notified in writing of a Board determination described below, and the remainder of such Excess Payment, if any, shall be repaid within thirty (30) days of the date on which Executive is entitled to receive the benefit of a refund claim.

(c) Executive shall have no reimbursement obligation under this Section 3.8 unless the Board has considered the matter in a meeting (which may be telephonic) at which Executive (with counsel) is given the opportunity to appear and discuss the matter, and in its good faith discretion has made a determination that reimbursement is appropriate under the circumstances. The rights under this Agreement are in addition to, and do not replace, the rights of Company, if any, under Section 304 of the Sarbanes-Oxley Act (as may be amended), Section 954 of the Dodd-Frank Act (as may be amended), and any other applicable rules or regulations promulgated by the Securities Exchange Commission.

3.9 Stock Options. Upon the occurrence of a Change in Control, then notwithstanding anything to the contrary in the stock option agreements entered into between Executive and Company, the shares of the Company’s common stock (“Shares”) covered by the options that are not then exercisable, i.e. unvested, shall immediately vest and become exercisable by Executive if Executive’s date of termination has not occurred prior to the Change in Control.

4. TERMINATION OF EMPLOYMENT

4.1 Obligations. Any Accrued Base Obligations (as defined below) other than employee benefits, Accrued Performance Bonus Obligations (as defined below), Accrued Retention Bonus Obligations (as defined below), Partial Period Performance Bonus Obligations (as defined below), and Partial Period Retention Bonus Obligations (as defined below), which are payable to Executive as provided in any of Sections 4.2 through 4.6 below, shall be paid within thirty (30) days after the Termination Date. Employee benefits shall be paid as provided under the applicable plan or program. For purposes of this Agreement:

(a) “Accrued Base Obligations” shall mean amounts for Base Compensation, expense reimbursement, vacation, and employee benefits that have accrued, vested, and are unpaid as of the Termination Date.

(b) “Accrued Performance Bonus Obligations” shall mean earned but unpaid Performance Bonus as of the Termination Date for fiscal years already ended.

(c) “Accrued Retention Bonus Obligations” shall mean earned but unpaid Retention Bonus as of the Termination Date.

(d) “Partial Period Performance Bonus Obligations” shall mean, for the fiscal year in which the Termination Date occurs, a prorated Performance Bonus for the partial-year period ending on the Termination Date. The prorated Performance Bonus shall be based on achievement of the annual financial metrics as then in effect for calculation of Executive’s

Performance Bonus (for example, net earnings, revenues, or other metrics as applicable, but not including individual management objectives), multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year prior to the Termination Date and the denominator of which is 365.

(e) “Partial Period Retention Bonus Obligations” shall mean, for the fiscal year in which the Termination Date occurs, a prorated Retention Bonus for the partial-year period ending on the Termination Date. The prorated Retention Bonus shall be calculated by multiplying the Retention Bonus(es) applicable for such fiscal year by a fraction, the numerator of which is the number of days elapsed in such fiscal year and the denominator of which is 365.

4.2 Death of Executive. If Executive dies, Company shall not be obligated to make any further payments under this Agreement except amounts for:

(a) the Accrued Base Obligations;

(b) the Accrued Performance Bonus Obligations;

(c) the Accrued Retention Bonus Obligations;

(d) the Partial Period Performance Bonus Obligations;

(e) the Partial Period Retention Bonus Obligations; and

(f) rights to indemnification, advancement of legal fees, and officer’s liability insurance coverage pursuant to Section 6.9 (collectively “Indemnification”).

4.3 Disability of Executive. If Executive is permanently disabled (as defined in Company’s long-term disability insurance policy then in effect), then Company shall have the right to terminate Executive’s employment upon fifteen (15) days’ prior written notice to Executive (“Disability”) provided that Executive’s employment shall immediately terminate for disability if, as of an earlier date, he incurs a Separation from Service (as defined herein) as a result of physical or mental incapacity. In the event Executive’s employment is terminated for Disability in accordance with this Section 4.3, Company shall not be obligated to make any further payments under this Agreement except for:

(a) the Accrued Base Obligations;

(b) the Accrued Performance Bonus Obligations;

(c) the Accrued Retention Bonus Obligations;

(d) the Partial Period Performance Bonus Obligations;

(e) the Partial Period Retention Bonus Obligations; and

(f) Indemnification.

4.4 Termination for Cause.

(a) Executive’s employment shall terminate immediately upon written notice from Company that Executive is being terminated for Cause (as defined herein), which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause, in which event Company shall not thereafter be obligated to make any further payments under this Agreement except for:

(i) the Accrued Base Obligations;

(ii) the Accrued Performance Bonus Obligations;

(iii) the Accrued Retention Bonus Obligations; and

(iv) Indemnification.

(b) “Cause” shall be limited to the following:

(i) willful failure to make reasonable attempts in good faith to substantially perform Executive’s duties as described in Section 1.2 (other than because of physical or mental incapacity) after demand for substantial performance is delivered by Company in writing that specifically identifies the manner in which Company believes Executive has not made reasonable attempts in good faith to substantially perform Executive’s duties and Executive’s failure to cure such failure within thirty (30) days after receipt of Company’s written demand;

(ii) willful misconduct with regard to Company or Executive’s duties that is materially and demonstrably injurious to Company or its subsidiaries;

(iii) conviction or plea of guilty or nolo contendere to a crime that arises from an act that is materially and demonstrably injurious to Company or any of its subsidiaries, or conviction or plea of guilty or nolo contendere to a felony;

(iv) material violation of Section 5 hereof;

(v) material violation of Company polices set forth in Company manuals or written statements of policy provided that such violation is materially and demonstrably injurious to Company (it being understood that among others any violation of Company’s Insider Trading Policy as applicable to executive officers shall be deemed to be material) and, if curable, continues for more than five (5) business days after written notice thereof is given to Executive by Company; and

(vi) material breach of any material provision of this Agreement by Executive (not including those covered by subclauses (i) and (iv) above), which breach continues for more than seven (7) business days after written notice thereof is given by Company to Executive.

4.5 Termination Without Cause or by Executive for Good Reason.

(a) Company and Executive each reserve the right to terminate Executive’s employment at any time. If a Termination Date occurs due to Company terminating Executive without Cause or Executive terminating for Good Reason (as defined herein), then Company or its successor shall have no further obligations under this Agreement except that Company or its successor shall pay to Executive the amounts shown in Section 4.5(c) hereof.

(b) For the avoidance of doubt, Section 4.5(c) hereof shall not apply to (i) termination for Cause which circumstance is covered by Section 4.4 hereof, (ii) termination by Executive without Good Reason which circumstance is covered by Section 4.6, (iii) termination by reason of death which circumstance is covered by Section 4.2 hereof, or (iv) termination by reason of Disability which circumstance is covered by Section 4.3 hereof.

(c) If Executive is terminated by Company without Cause or Executive terminates his employment for Good Reason, then Company shall pay to Executive:

(i) the Accrued Base Obligations;

(ii) the Accrued Performance Bonus Obligations;

(iii) the Accrued Retention Bonus Obligations;

(iv) the Partial Period Performance Bonus Obligations;

(v) the Partial Period Retention Bonus Obligations;

(vi) Indemnification; and

(vii) a severance amount equal to the sum of twelve (12) months of Executive’s then-current Base Compensation and the equivalent of twelve (12) months of Company’s share of health and medical premiums at Executive’s then-active employee rate, payable in twelve (12) equal monthly installments commencing thirty (30) days after the Termination Date, subject to, with respect to each monthly installment, Executive abiding by the terms in Section 5 hereof and, in the case of the last six (6) monthly installments, Executive not, directly or indirectly, owning, managing, operating, joining, controlling, participating in, investing in or otherwise being connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (defined below) (provided that, ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or otherwise publicly traded, shall be permissible so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged other competitive activities with, such corporation); provided, however, if Executive is terminated without Cause or Executive terminates his employment for Good Reason, in each such case in contemplation of, or during the twelve (12) month period following, a Change in Control, then the severance amount shall equal the sum of eighteen (18) months of Executive’s then-current Base Compensation and the equivalent of eighteen (18) months of Company’s share of health and medical premiums at Executive’s then-active employee rate, payable as follows: (A) the sum of nine (9) months of Executive’s then-current Base Compensation and the equivalent of nine (9) months of Company’s share of health and medical premiums at Executive’s then-active employee rate in a lump sum within thirty (30) days after the Termination Date; and (B) the sum of nine (9) months of Executive’s then-current Base Compensation and the equivalent of nine (9) months of Company’s share of health and medical premiums at Executive’s then-active employee rate in twelve (12) equal monthly installments commencing thirty (30) days after the Termination Date, subject to, with respect to each monthly installment, Executive abiding by the terms in Section 5 hereof and not, directly or indirectly, owning, managing, operating, joining, controlling, participating in, investing in or otherwise being connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (provided that, ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or otherwise publicly traded, shall be permissible so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged other competitive activities with, such corporation).

(d) “Good Reason” shall mean any of the following:

(i) any material decrease in Executive’s salary except as expressly permitted by Section 3.1;

(ii) any material decrease of Executive’s target Performance Bonus below 40% of Base Compensation for fiscal 2012 and below 50% of Base Compensation for subsequent fiscal years;

(iii) material breach of Company’s obligations hereunder, including the failure of any successor in interest of Company to be bound by the terms of this Agreement in accordance with Section 6.4 hereof;

(iv) any material reduction in the general nature of Executive’s duties, authority, and responsibilities to a level inconsistent with a Chief Operating Officer, U.S. Business Groups of Company or, upon a Change in Control, the successor in interest of Company, unless previously agreed to in writing by Executive; provided, however, that “Good Reason” does not include a change in Executive’s duties, authority, and responsibilities if, in the case of a Change in Control, (A) the entity surviving such Change in Control continues to operate the Company’s principal businesses as a separate unit, division or subsidiary or combines the Company’s principal businesses with one of its existing units, divisions or subsidiaries and (B) the Executive’s duties, authority, and responsibilities are commensurate with a Chief Operating Officer, U.S. Business Groups and are similar in scope (with respect to such unit, division or subsidiary) to the authority, duties and responsibilities of the Executive prior to the Change in Control; or

(v) the relocation of Executive’s principal office by Company (or a successor in interest of Company) to a location more than fifty (50) miles from Executive’s current home office in Lambertville, New Jersey, unless previously agreed to in writing by Executive.

Executive must provide notice to Company that he is intending to terminate his employment for Good Reason (“Notice of Termination for Good Reason”) within ninety (90) days after the initial existence of the event that constitutes Good Reason, which termination notice shall specify that a Termination Date will occur thirty (30) days after the date of such notice unless the circumstances constituting Good Reason and identified by Executive in the Notice of Termination are remedied prior to such Termination Date. Executive’s right to terminate Executive’s employment hereunder for Good Reason shall not be affected by Executive’s subsequent Disability provided that the notice of intention to terminate is given prior to the onset of such Disability. Subject to compliance by Executive with the foregoing notice requirement, Executive’s continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to Company a Notice of Termination for Good Reason, upon request of the Board, Executive agrees to appear, accompanied by his legal counsel, before a meeting of the Board called and held for such purpose (after at least three business days notice) and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the thirty (30) day period after the date of the Notice of Termination, shall be binding on Executive.

(e) Subject to Section 4.7(d) hereof, a “Change in Control” shall be deemed to have occurred if:

(i) there shall occur (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets accounting for 66% or more of the total assets of the Company or 66% or more of the total revenues of the Company, other than, in case of either (i) or (ii), a consolidation or merger with, or transfer to, a corporation or other entity of which, or of the parent entity of which, immediately following such consolidation, merger or transfer, (x) more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or other governing body) is then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by the individuals and entities who were such owners of Shares immediately prior to such consolidation, merger or transfer, or (y) a majority of the directors (or other governing body) consists of members of the Board in office on the date immediately prior to the effective date of such consolidation, merger or transfer); or

(ii) the stockholders of the Company approve a complete liquidation or dissolution of the Company, except in connection with a recapitalization or other transaction which does not otherwise constitute a Change of Control for purposes of Section 4.5(e)(i).

(f) “Competing Business” shall mean any business or venture which is substantially similar to the whole, or any part of the business that is at least twenty percent (20%) of, the business conducted by Company (prior to any Change in Control of Company), and which is in material competition with Company.

(g) Executive shall not be required to mitigate amounts payable under Section 4.5(c) by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein

4.6 Termination by Executive without Good Reason. Executive may terminate this Agreement upon thirty (30) days’ prior written notice to Company. In the event Executive’s employment is voluntarily terminated by Executive, Company shall not be obligated to make any further payments to Executive hereunder other than:

(a) the Accrued Base Obligations;

(b) the Accrued Performance Bonus Obligations;

(c) the Accrued Retention Bonus Obligations; and

(d) Indemnification.

4.7 Effect of Section 409A.

(a) Section 409A. It is intended that the provisions of this Agreement comply with Internal Revenue Code (“Code”) Section 409A or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Code Section 409A.

(b) Installments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(c) Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and Treas. Reg. §1.409A-1(h) (without giving effect to any elective provisions that may be available under such definition) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

(d) Change in Control. A Change in Control shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a Change in Control unless such

Change in Control is also a “Change in Control Event” within the meaning of Code Section 409A and Treas. Reg. §1.409A-3(i)(5) (without giving effect to any elective provisions that may be available under such definition).

(e) Specified Employee. If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by Company from time to time, or if none, the default methodology, then:

(i) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death; and

(ii) On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 4.7, with interest at the prime rate as published in the Wall Street Journal on the first business day of the delay period (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay), shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section 4.7(d) shall be made to Executive.

(f) Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(g) Payment Period. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company.

(h) Compliance. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, Company shall, after consulting with Executive, reform such provision to comply with Code Section 409A; provided that Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A.

4.8 Precondition to Post-Termination Payments. As a condition for the payment of any post-Termination Date benefits to be provided hereunder except for Accrued Base Obligations, Accrued Performance Bonus Obligations and Accrued Retention Bonus Obligations, Executive shall deliver to Company a release in favor of Company in a customary form prior to the 52nd day after the termination date. Any such amounts that are due prior to the expiration of the revocation period following delivery of the release that are conditioned on the delivery of the release shall be paid in a lump sum on the 60th day after the termination date.

5. NON-SOLICITATION AND CONFIDENTIALITY

5.1 Non-Solicitation.

(a) Consideration for this Section. Executive acknowledges and agrees that:

(i) the advance commitment of Company to provide the benefits afforded by this Agreement are over and above those otherwise afforded by Company policy, and in making its decision to offer Executive the benefits afforded by this Agreement and bind itself in advance to the obligations hereunder Company relied upon and was induced by the covenants made by Executive in this Section 5;

(ii) in accepting the benefits evidenced by this Agreement Executive is receiving an asset of significant value, and Company’s entry into this Agreement and its incurrence of the related payment and other obligations hereunder are fair and adequate consideration for Executive’s obligations under this Section 5;

(iii) Executive’s position with Company places Executive in a position of confidence and trust with the clients and employees of Company;

(iv) Company’s business (including its acquisitive activity) is carried on throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area;

(v) the course of Executive’s employment with Company necessarily requires the disclosure of confidential information and trade secrets related to Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers) as well as other confidential and proprietary information, (such as databases, methodologies, and technologies);

(vi) Executive’s employment affords Executive the opportunity to develop a personal acquaintanceship and relationship with Company’s employees and clients, which in some cases may constitute Company’s primary or only contact with such employees and clients, and to develop a knowledge of those clients’ and employees’ affairs and requirements;

(vii) Company’s relationships with its established clients and employees are placed in Executive’s hands in confidence and trust;

(viii) it is reasonable and necessary for the protection of the goodwill and business of Company that Executive make the covenants contained in this Agreement; and

(ix) Executive understands that the provisions of this Section 5 may limit Executive’s ability to earn a livelihood in a business similar or related to the business of Company, but nevertheless agrees and acknowledges that (A) the provisions of this Section 5 are reasonable and necessary for the protection of Company, and do not impose a greater restraint than necessary to protect the goodwill or other business interest of Company, (B) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained, and (C) Company’s advance agreement to make payments under the various circumstances set forth in this Agreement provide Executive with benefits adequate to fully compensate Executive for any lost opportunity due to the operation of this Section 5.

In consideration of the foregoing and in light of Executive’s education, skills and abilities, which are sufficient to enable Executive to earn a living in way that is not competitive with Company’s business, Executive agrees that all defenses by Executive to the strict enforcement of such provisions are hereby waived by Executive.

5.2 Restricted Activity.

(a) During the period that Executive is employed by Company, and for the period twelve months after the Termination Date (the “Non-Solicitation Period”), with respect to any services, products, or business pursuits competitive with those of Company, Executive shall not (including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity), whether as a director, officer, employee, consultant, agent, partner, equity owner of any entity (except as owner of less than 4.9% of the shares of the publicly traded stock of a corporation which Executive does not have in fact the power to control or direct), participant, proprietor, manager, operator, independent contractor, representative, advisor, trustee, or otherwise, solicit or otherwise deal in any way with any of the clients or customers of Company:

(i) with whom Executive in the course of employment by the Company acquired a relationship or had dealings,

(ii) with respect to whom Executive in the course of employment by the Company was privy to material or proprietary information, or

(iii) with respect to whom Executive was otherwise involved in the course of employment by the Company, whether in a supervisory, managerial, consultative, policy-making, or other capacity involving other Company employees who had direct dealings with such clients and customers.

Such clients and customers include any client or customer to whom Company sold services or products in the two years prior to the Termination Date, any prospective client or customer of Company for whom a proposal was prepared or to whom any other marketing presentation was made within the year prior to the Termination Date, or any prospective client or customer for whom pursuit was actively planned by Company within the year prior to the Termination Date and in respect of whom Company has not determined to cease such pursuit.

(b) During the Non-Solicitation Period, Executive shall not (including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity) directly or indirectly, except in the good faith performance of his duties for Company:

(i) solicit, induce or otherwise encourage in any way, any employee of Company to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so,

(ii) employ, assist, engage or otherwise contract or create any relationship with any employee or former employee of Company in any business or venture of any kind or nature, in the case of a former employee unless such person shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one year period, or

(iii) interfere in any manner with the relationship between any employee and Company.

5.3 Confidential Information.

(a) “Confidential Information” shall mean all proprietary or confidential records and information, including, but not limited to, information related to Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers), information related to development, marketing, purchasing, acquisitions, organizational matters, strategic matters, financial matters, managerial and administrative matters, production, distribution and sales, distribution methods, data, specifications, technologies, methods and methodologies, and processes (including the Transferred Property as hereinafter defined) presently owned or at any time hereafter developed by Company, or its agents, consultants, or otherwise on its behalf, or used presently or at any time hereafter in the course of the business of Company, that are not otherwise part of the public domain.

(b) Executive hereby sells, transfers and assigns to Company, or to any person or entity designated by Company, all of Executive’s entire right, title and interest in and to all inventions, ideas, methods, developments, disclosures and improvements (the “Inventions”), whether patented or unpatented, and copyrightable material, and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived solely or jointly, in whole or in part, while an employee of Company which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by Company or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of Company (collectively, the “Transferred Property”). Executive shall make adequate written records of all Inventions, which records shall be Company’s property and shall communicate promptly and disclose to Company, in such forms Company requests, all information, details and data pertaining to the aforementioned Inventions. Whether during the term of this Agreement or thereafter, Executive shall execute and deliver to Company such formal transfers and assignments and such other papers and documents as may be required of Executive to permit Company, or any person or entity designated by

Company, to file and prosecute patent applications (including, but not limited to, records, memoranda or instruments deemed necessary by Company for the prosecution of the patent application or the acquisition of letters patent in the United states, foreign counties or otherwise) and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.

(c) All Confidential Information is considered secret and will be disclosed to Executive in confidence, and Executive acknowledges that, as a consequence of Executive’s employment and position with Company, Executive may have access to and become acquainted with Confidential Information. Except in the performance of Executive’s duties as an employee of Company, Executive shall not, during the term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items (whether in electronic form or otherwise), wherever located, relating in any way to or containing Confidential Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between Executive and Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by Executive of Executive’s obligations hereunder, or by breach of any other person, of a fiduciary or confidential obligation to Company), or (iii) Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, in the case of (iii) that Executive shall, prior to any such disclosure, immediately notify Company of such requirements and provided further, however, that Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

5.4 Acknowledgement; Remedies; Survival of this Agreement.

(a) Executive acknowledges that violation of any of the covenants and provisions set forth in Section 5 of this Agreement may cause Company irreparable damage and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, it is agreed that, in addition to the remedies at law or in equity, Company shall be entitled, without the posting of a bond, to equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available for the purposes of restraining Executive from any actual or threatened breach of such covenants. Without limiting the generality of the foregoing, if Executive breaches Section 5.2 in any material respect, such breach will entitle Company (i) to terminate its obligations to make further payments otherwise required under this Agreement, provided, however, that such termination shall occur only after Company has provided Executive at least ten (10) business days notice of the circumstances of such breach and, only if such breach is curable, Executive has failed to cure such breach within such ten (10) business day period, (ii) to enjoin Executive from disclosing any Confidential Information to any Competing Business, in the case of a breach of Section 5.2(a) to enjoin any Competing Business from using any such Confidential Information, and to enjoin Executive from rendering personal services to or in connection with any Competing Business in violation of the terms of this Agreement, and, (iii) and to seek to recover damages. The rights and remedies hereunder are cumulative and shall not be exclusive, and Company shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of Executive under this Agreement, and the enforcement of one or more of such rights and remedies by Company shall in no way preclude Company from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

(b) The provisions of this Section 5 shall survive the termination of Executive’s employment with Company.

6. MISCELLANEOUS

6.1 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration, subject to the limitations contained in Section 6.8. Notwithstanding the foregoing, Company shall be entitled to enforce the provisions of Section 5 hereof through proceedings brought in a court of competent jurisdiction as contemplated by Section 6.7 hereof. Any award of fees and expenses (including legal fees) shall be paid within sixty (60) days of the award.

6.2 Severability; Reasonableness of Agreement. If any term, provision or covenant of this Agreement or part thereof, or the application thereof to any person, place or circumstance shall be held to be invalid, unenforceable or void by an arbitrator or court of competent jurisdiction, the remainder of this Agreement and such term, provision or covenant shall remain in full force and effect, and any such invalid, unenforceable or void term, provision or covenant shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the arbitrator or court shall have the power to modify, amend and limit any such term, provision or covenant, to the extent necessary to render the same and the remainder of the Agreement valid, enforceable and lawful.

6.3 Key Employee Insurance. Company in its sole discretion shall have the right at its expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which Company shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Company in obtaining such insurance.

6.4 Assignment; Benefit. This Agreement shall not be assignable by Executive, other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of

Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. No rights or obligations of Company under this Agreement may be assigned or transferred except to any successor to Company’s business and/or assets (by merger, purchase of stock or assets, or otherwise) which, to the extent not otherwise automatically provided by operation of law, expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.

6.5 Notices. All notices hereunder shall be in writing and shall be deemed sufficiently given (i) if hand-delivered, on the date of delivery, (ii) if sent by documented overnight delivery service, on the first business day after deposit with such service for overnight delivery, and (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after deposit in the U.S. mail, in each case addressed as set forth below or at such other address for either party as may be specified in a notice given as provided herein by such party to the other. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

If to Company:

Harris Interactive Inc.

161 Sixth Avenue

6th Floor

New York, New York 10013

Attention: Human Resources

With A Copy To:

Harris Interactive Inc.

161 Sixth Avenue

6th Floor

New York, New York 10013

Attention: Counsel

If to Executive:

Todd Myers at his residence address as shown in the records of Company.

6.6 Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto, excluding the retention bonus agreement for fiscal 2012 and, except and only to the extent explicitly stated in Section 3.9, any equity agreements entered into by Executive with Company. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to such occurrence or with respect to any other occurrence.

6.7 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law. Subject to Section 6.1 hereof, the parties hereto expressly consent to the jurisdiction of any state or federal court located in the State of New York, and to venue therein, and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive or Company, as the case may be, at its address as provided in Section 6.5 hereof.

6.8 Prevailing Party. Should either party breach the terms of this Agreement, the prevailing party who seeks to enforce the terms and conditions of this Agreement shall be entitled to recover its attorneys fee and disbursements; provided, however, that no award for legal fees or other fees and expenses shall be made against Executive unless the arbitrator or court, as applicable, finds that Executive’s position was frivolous or taken in bad faith.

6.9 Indemnification. Company shall indemnify Executive to the maximum extent permitted by law (including advancement of legal fees) against any claim with regard to any action or inaction taken by Executive in the good faith performance of his duties as an officer of Company or any affiliate or as a fiduciary of any benefit plan of either, except with respect to any action or inaction by Executive in breach of this Agreement which shall be covered by Section 6.8. Company shall cover Executive with directors and officers insurance at no lesser a level that at which it covers any other current officer or director, including without limitation any tail coverage after a Change in Control. This provision shall survive any termination of employment while any potential of liability of Executive exists.

6.10 Headings; Counterparts; Interpretation.

(a) The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.

(b) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

(c) Company and Executive each acknowledge that it has been represented by legal counsel in the negotiation and drafting of this Agreement, that this Agreement has been drafted by mutual effort, and that no ambiguity in this Agreement shall be construed against either party as draftsperson.

6.11 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

HARRIS INTERACTIVE INC.

By:	/s/ Al Angrisani
Al Angrisani
President and Chief Executive Officer

/s/ Todd Myers
TODD MYERS